EXHIBIT 99.1

PRESS RELEASE

Contact:	John Simmons, Sr.V.P., CFO
Stewart & Stevenson Services, Inc.
713-868-7700

FOR IMMEDIATE RELEASE

Stewart & Stevenson Announces Agreement for the Sale of Its Power Products Division

HOUSTON – October 24, 2005 – Stewart & Stevenson Services, Inc. (NYSE: SVC) today announced  that the company has entered into a definitive agreement to sell substantially all of the operating assets and business of its Power Products Division headquartered in Houston, Texas, to Mr. Hushang Ansary, a prominent Houston oil industry entrepreneur and philanthropist.  Total cash consideration for the acquired assets will be approximately $180 million, subject to adjustment based on the actual assets delivered at closing.

Max L. Lukens, Stewart & Stevenson’s President and Chief Executive Officer, stated, “We are pleased to have entered into this agreement with Mr. Ansary.  Stewart & Stevenson is proud of the efforts of the highly-experienced Power Products employees led by Don Kyle and his team, and we are confident that these hard-working and dedicated employees will be a valuable addition to the buyer.”

The Power Products segment distributes, manufactures and services specialty power equipment and provides replacement parts and materials, serving customers in the transportation, marine, construction, oilfield, power generation and material handling industries in multiple locations in the United States, Venezuela and Colombia. The sale is subject to receipt of required regulatory and third party consents and other customary conditions and is expected to close by the end of the company’s fiscal year.

The Power Products Division will be reflected as a discontinued operation in the company’s third quarter 2005 financial results.  Merrill Lynch & Co. served as exclusive financial advisor to the company for this transaction.

Mr. Lukens added, “Upon completion of today’s announced sale of our Power Products segment and the pending sale of our Engineered Products business announced previously, Stewart & Stevenson becomes a single-focused manufacturer of tactical military vehicles and related products.  Management and the Board are confident that our industry-leading expertise in the manufacture of tactical vehicles, our broad product portfolio, our technical capabilities, and our strong balance sheet uniquely position us to take advantage of opportunities that may arise aimed at maximizing shareholder value.”

Stewart & Stevenson has produced over 29,000 Family of Medium Tactical Vehicles (FMTV) for the U.S. Army and others from its state-of-the-art facility in Sealy, Texas.  The FMTV, which includes 2.5-Ton, 5-Ton and 10-Ton trucks in more than 15 active variants, has become the platform of choice for the U.S. Army.  In April 2005, Stewart & Stevenson widened its military product range to include the 4x4 and 6x6 Pinzgauer all-terrain vehicle, through its acquisition of Automotive Technik Holdings Limited.  Stewart & Stevenson also produces Low Signature Armored Cabs (LSAC) for the FMTV, which protect the soldier in the field of battle.

In September 2003, the company began a strategic review of all of its primary businesses in an effort to identify and implement necessary actions to enhance value for its shareholders.  Since that time, the company has exited the turnkey engineering, procurement and construction activities of the Distributed Energy Solutions segment; implemented numerous actions in the Power Products segment aimed at improving profitability, sold the Airline Products business, and currently have the sale of Engineered Products and Power Products under contract. In addition to widening the product offering of the Tactical Vehicle Systems segment by acquiring the Pinzgauer light tactical vehicle line, the company is expanding the capacity of that segment at its Sealy location in order to deliver increased orders to the U.S. Army.

The company will continue its process of identifying and implementing actions to enhance value for the shareholders and will report on progress in this regard as results are known. The company will comment further on the details of today’s announcement in its upcoming third quarter conference call which is anticipated to take place in the first week of December.

This press release contains forward-looking statements that are based on management’s current expectations, estimates, and projections. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Many factors, including those discussed more fully elsewhere in this release and in the company’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, risks of dependence on government and failure to obtain new government contracts, inherent risks of government contracts, risks of supply interruptions to Tactical Vehicle Systems segment, risks associated with Distributed Energy Solutions segment, risks of fixed-price contracts, risks as to rising steel prices, risks as to cost controls, risks of general economic conditions, risks of oil and gas industry economic conditions, risks as to distributorships, risks as to licenses, risk of competition, risks relating to technology, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to acquisitions and restructuring activities, risks as to currency fluctuations, risks as to environmental and safety matters, and credit risks all as more specifically outlined in the company’s latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward- looking statements.

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